Exhibit n.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of Oxford Square Capital Corp. of our report dated February 26, 2020 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Oxford Square Capital Corp.’s Annual Report on Form 10-K for the year ended December 31, 2019. We also consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated February 26, 2020 relating to the senior securities table of Oxford Square Capital Corp., which appears in Amendment No. 3 to the Registration Statement on Form N-2 of Oxford Square Capital Corp. We also consent to the references to us under the headings “Experts” and “Selected Financial and Other Data” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

May 8, 2020